Exhibit 99.2

SG Blocks Announces Closing of Public Offering

BROOKLYN, N.Y.—December 13, 2019—SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, today announced the closing of the previously announced underwritten public offering of 17,150,000 shares of common stock, which includes 2,150,000 shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, at an offering price of $0.15 per share. The Company raised total gross proceeds of approximately $2,500,000 in this offering, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The Company intends to use the net proceeds from this offering to repay certain indebtedness, to fund certain contractual obligations under an outstanding loan agreement and for general working capital purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

The shares described above are being offered by SG Blocks pursuant to a registration statement on Form S-1, as amended (File No. 333-235295), that was previously filed with the Securities and Exchange Commission (SEC) on November 27, 2019 and December 9, 2019 and was declared effective by the SEC on December 10, 2019. This offering is being made by means of a prospectus that forms a part of the effective registration statement. A final prospectus relating to and describing the terms of the offering was filed with the SEC on December 11, 2019 and is available on the SEC’s website at www.sec.gov. The final prospectus relating to the offering may also be obtained by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (877) 436-3673, email: prospectus@think-equity.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts for SG Blocks

Media

Rubenstein Public Relations
Christina Levin
Account Director
212-805-3029
clevin@rubensteinpr.com

or

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com